Exhibit 99.2

MEDICINOVA COMPLETES ACQUISITION OF AVIGEN

SAN DIEGO, Calif., December 18, 2009 — MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Nasdaq Global Market (Nasdaq:MNOV) and the Hercules Market of the Osaka Securities Exchange (Code Number:4875), today announced that it has completed its acquisition of Avigen, Inc. following approval of the transaction by each of MediciNova’s and Avigen’s stockholders yesterday. Completion of the transaction permits MediciNova to combine the companies’ broad neurological clinical development programs based on ibudilast (MediciNova’s MN-166 and Avigen’s AV411).

Yuichi Iwaki, M.D., Ph.D., MediciNova’s President and Chief Executive Officer, said, “We are excited about completing our acquisition of Avigen and believe that it presents a unique opportunity for us, most notably, the ability to more fully take advantage of the opportunities that the ibudilast compound and analogs may provide in a variety of indications and markets.”

Under the terms of the merger agreement and as described in the joint proxy statement/prospectus mailed to Avigen stockholders, Avigen stockholders had the right to elect to receive an amount per share in either cash, secured convertible notes to be issued by MediciNova or a combination of cash and such convertible notes. Avigen stockholders who did not make a timely election or failed to deliver a properly completed election form to American Stock Transfer & Trust Company, LLC by the election deadline (5:00 p.m., Eastern Time, on December 17, 2009) were not able to elect the form of merger consideration they will receive in the merger. These non-electing stockholders will receive a combination of 50% cash and 50% secured convertible notes to be issued by MediciNova.

Of the 29,852,115 shares of Avigen common stock outstanding as of closing:

•	2,188,152 shares, or 7.3%, elected to receive cash;

•	21,912,723 shares, or 73.4%, elected to receive secured convertible notes issued by MediciNova; and

•	5,751,240 shares, or 19.3%, did not make a valid election or made no election.

After including the shares of the non-electing stockholders in the calculation of stockholder elections for cash and secured convertible notes, 83.0% of the shares of Avigen common stock outstanding as of the closing will receive secured convertible notes issued by MediciNova.

American Stock Transfer & Trust Company, LLC, exchange agent for the merger, will mail to each holder of record of Avigen common stock a letter of transmittal and instructions for use, which Avigen record holders will use to exchange their Avigen stock certificates for the merger consideration. In addition, Avigen’s stockholders received a contingent payment right per share of Avigen common stock held. The contingent payment rights entitle holders under certain circumstances to a pro rata portion of certain amounts received by Avigen after today’s closing of the merger.

About MediciNova

MediciNova, Inc. is a publicly-traded biopharmaceutical company focused on acquiring and developing novel, small-molecule therapeutics for the treatment of diseases with unmet need with a specific focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova holds rights to a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential and patent assets having claims of commercially adequate scope. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of acute exacerbations of asthma, chronic obstructive pulmonary disease exacerbations, multiple sclerosis, asthma, interstitial cystitis, solid tumor cancers, Generalized Anxiety Disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus its resources on its two prioritized product candidates, MN-221 for the treatment of acute exacerbations of asthma and chronic obstructive pulmonary disease exacerbations and MN-166 for the treatment of multiple sclerosis, and either pursue development independently in the United States, in the case of MN-221, or establish a strategic collaboration to support further development, in the case of MN-166. MediciNova will seek to monetize its other product candidates at key value inflection points. For more information on MediciNova, Inc., please visit www.medicinova.com.

Statement under the Private Securities Litigation Reform Act

The statements in this press release relating to the merger contain forward-looking statements. Such forward looking statements include statements about the benefits of the transaction, the combined entity’s plans, objectives, expectations and intentions and other statements that are not historical facts. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties are detailed in the joint proxy statement/prospectus mailed to stockholders of Avigen and MediciNova and in Amendment No. 3 to Registration Statement on Form S-4 filed by MediciNova with the Securities and Exchange Commission, in each case under the caption “Risk Factors.”

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CONTACT: MediciNova, Inc.

Shintaro Asako, Chief Financial Officer

(858) 373-1500

info@medicinova.com